Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in Amendment No. 5 to the Registration Statement (No. 333-151828) on Form S-1/A of International Energy, Inc. of our report dated June 5, 2009, on our audits of the consolidated balance sheets of International Energy, Inc. and Subsidiaries (a developmental stage company) ("the Company") as of March 31, 2009 and 2008, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and for the period from November 6, 1998 (date of inception) to March 31, 2009. We also consent to the reference to us under the heading "Experts" in the Registration Statement.

Our report, dated June 5, 2009, contains an explanatory paragraph that states that the accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has experienced recurring losses from operations since inception and has a substantial accumulated deficit. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington
June 30, 2009